Exhibit 99.1

INTERACTIVE DATA REPORTS FOURTH-QUARTER

AND FULL-YEAR 2008 RESULTS

Company Reports Record Quarterly and Full-Year Financial Results

Driven By Strong Organic Revenue Growth

Company Provides Update on CEO Succession

BEDFORD, Mass – February 19, 2009 – Interactive Data Corporation (NYSE: IDC) today reported its financial results for the fourth quarter and full year ended December 31, 2008. Interactive Data’s fourth-quarter 2008 revenue increased 6.6% to $194.1 million from $182.1 million in the fourth quarter of 2007. Income from operations grew 27.0% to $57.1 million in the fourth quarter of 2008 from $45.0 million in the same period one year ago. Net income for the fourth quarter of 2008 was $40.1 million, or $0.42 per diluted share, a 25.8% increase over net income of $31.9 million, or $0.33 per diluted share, in the fourth quarter of 2007.

“The fourth quarter of 2008 was an excellent finish to another year in which we posted record results,” stated Stuart Clark, president and chief executive officer. “Our fourth-quarter 2008 revenue growth was primarily driven by strong new sales throughout the year, higher usage and the revenue contribution from acquired businesses, partially offset by the negative impact of foreign exchange. Excluding the effects of foreign exchange and acquisitions, our organic revenue growth was 12.7% in the fourth quarter of 2008 as we saw sustained global demand for our evaluated pricing, reference data and real-time services. Our net income growth in the fourth quarter reflects higher income from operations and a fourth-quarter 2008 effective tax rate that was better than expected, partially offset by lower interest income.”

Clark continued, “Despite the unprecedented events across the global financial marketplace that occurred during the fourth quarter, our business remained resilient. We closed 2008 on a positive note. New sales in the fourth quarter were strong and renewal rates across our institutionally oriented business were approximately 95%. Strategically, we accomplished a number of important objectives during the year. First, we made progress with our ‘One Company’ initiatives, which are aimed at enabling us to operate increasingly as a single global enterprise to maximize our talent, content, infrastructure and development resources across the organization. Second, we also extended our geographic footprint through our acquisitions in Italy and Japan. Third, we continued to bring new content, capabilities and offerings to the marketplace.”

Clark added, “We are nearing the completion of our previously announced CEO succession process, which began in May 2008 when I informed the Board of Directors of my intention to retire during 2009. In November 2008, the Board selected Ray D’Arcy, president of our sales and marketing organization, to succeed me as president and chief executive officer. Since then, Ray and I have been working together to advance this transition and we now expect that it will be completed in early March. After Ray becomes president and chief executive officer, I will stay on in an advisory role before retiring as planned later this summer.”

Andrew Hajducky, Interactive Data’s executive vice president and chief financial officer, commented, “We delivered notable growth in revenue, income from operations and net cash provided by operating activities during the fourth quarter of 2008. Our operating performance during the quarter and for the full year reflects continued positive operating leverage as our revenue growth continued to outpace operational spending. For the full year, we returned $156.1 million, or nearly 80% of the net cash provided by operating activities, to shareholders through our regular quarterly dividend, special dividend and stock repurchase activity. Even with these actions and the completion of two acquisitions totaling more than $56 million, we still moved into 2009 with nearly $230 million in cash, cash equivalents and marketable securities, and no debt. This leaves us well positioned to consider a broad range of opportunities for acquisitions and internal investments that will help further expand our business and build value in our enterprise.”

Clark concluded, “Moving forward, we expect to continue encountering uncertain market conditions in 2009. Customers will likely be grappling with their need to contain or reduce costs while adapting to powerful trends affecting their businesses that may require additional market data or related services. These trends include heightened scrutiny on their valuation processes, increased regulation, the proliferation of automated trading systems and the need to differentiate their wealth management platforms. We believe that Interactive Data is well positioned to navigate the current environment by working collaboratively with customers in mission-critical areas of their operations. We plan to continue making important investments in our infrastructure and delivery platforms that we believe will enable us to increase our market share globally. Although some of our progress in 2009 may be masked by the anticipated negative impact of foreign exchange based on the rates at year end 2008, we expect to deliver another year of solid organic revenue and profit growth.”

Other Fourth-Quarter 2008 and Recent Financial and Operating Highlights

Effects of Foreign Exchange:

•

Interactive Data’s fourth-quarter 2008 revenue was unfavorably impacted by $13.4 million due to the effects of foreign exchange resulting from a strengthening US dollar late in the year. Fourth-quarter 2008 revenue before the effects of foreign exchange grew by $25.4 million, or 13.9%, over the comparable period in 2007. Total costs and expenses in the fourth quarter of 2008 were reduced by $9.4 million as a result of the effects of foreign exchange. Fourth-quarter 2008 total costs and expenses before the effects of foreign exchange increased by $9.3 million, or 6.8%, over the fourth quarter of 2007.

Revenue by Geography:

•

Interactive Data’s total North American fourth-quarter 2008 revenue grew 8.2% to $138.2 million from $127.7 million in the same period last year primarily due to growth within its Pricing and Reference Data business and ongoing institutional adoption of its real-time datafeed services. The Company’s fourth-quarter 2008 revenue in Europe increased 2.0% to $51.2 million from $50.2 million in the comparable period one year ago. Excluding the effects of foreign exchange and the contribution from the Kler’s acquisition, fourth-quarter 2008 organic revenue in Europe grew 23.2% due primarily to an excellent performance by the Company’s European Pricing and Reference Data business and the continued growth of its real-time datafeeds business. Interactive Data’s Asia-Pacific revenue of $4.7 million in the fourth quarter of 2008 was up 13.0% from $4.1 million in the fourth quarter of 2007. Excluding the effects of foreign exchange and the contribution of the NTT DATA Financial (NDF) acquisition in Japan, Asia-Pacific organic revenue grew 22.7% during the fourth quarter of 2008 due primarily to higher net new business across the region and higher usage.

•

A table summarizing revenue by geography, including the impact of foreign exchange as a percentage of total revenue for the three and twelve months ended December 31, 2008, for each major geographic region in which Interactive Data has operations has been included on page 13 of this press release.

Institutional Services Segment:

•

Interactive Data Pricing and Reference Data reported fourth-quarter 2008 revenue of $124.5 million, a 9.0% increase over the prior year’s fourth quarter (or an increase of 16.0% before the effects of foreign exchange). Kler’s Financial Data Service S.r.l. (Kler’s), a leading Italian provider of reference data acquired by Interactive Data in August 2008, contributed revenue of $1.8 million in the fourth quarter of 2008. An important highlight during the quarter was Interactive Data’s acquisition of an 80% majority interest in NDF, a leading provider of securities pricing, reference data and related services to most of the major financial institutions in Japan. This business contributed $0.5 million in fourth-quarter 2008 revenue. Excluding the contributions from Kler’s and NDF, and the effects of foreign exchange, fourth-

quarter 2008 revenue for this business increased 14.0% over the same period last year primarily as a result of expanding business with existing customers in both North America and Europe, and higher usage. During the past several months, this business added key executives to its reference data organization, began offering additional informational resources to complement its fixed income evaluations services, and appointed Liz Duggan as chief operating officer for Evaluation Services.

•

Interactive Data Real-Time Services generated fourth-quarter 2008 revenue of $39.0 million, an increase of 3.7% over the same quarter last year (or an increase of 16.2% before the effects of foreign exchange). The revenue increase was driven by strong growth in the real-time datafeeds business and continued expansion of the Managed Solutions business in the United States. In recent months, Interactive Data Real-Time Services added a number of new market sources including Pure Trading of Canada, BATS Trading, the Dubai Financial Market and the Dubai Gold & Commodities Exchange. The Managed Solutions business announced that it had doubled the number of clients in the United States during the past year to 80.

•

Interactive Data Fixed Income Analytics reported revenue for the fourth quarter of 2008 of $8.5 million, a 4.0% increase from last year’s fourth quarter (or an increase of 4.3% before the effects of foreign exchange). New sales were partially offset by the impact of cancellations primarily caused by client consolidation activities.

Active Trader Services Segment:

•

eSignal’s fourth-quarter 2008 revenue of $22.2 million was essentially unchanged from the same quarter last year (or an increase of 3.0% before the effects of foreign exchange) as higher average net subscription fees were offset by a decline in the number of direct subscription terminals to under 55,000. In addition, the number of direct subscription terminals also reflects the reclassification of certain product sales that had been inadvertently included as direct terminal subscriptions in prior quarters. This reclassification had no effect upon revenue in any period. An updated three-year quarterly subscription history is provided on page 15 of this news release. During the fourth quarter, eSignal introduced new offerings for the agriculture market, launched an end-of-day charting application and enhanced its FutureSource and eSignal workstations.

Full-Year 2008 Results

•

For the full year ended December 31, 2008, Interactive Data reported revenue of $750.5 million, an increase of $60.9 million, or 8.8%, from $689.6 million in 2007. Foreign exchange reduced full-year 2008 revenue by $9.3 million and acquisitions contributed a net of $6.6 million to full-year 2008 revenue. Excluding the effects of foreign exchange and the net impact of acquisitions, 2008 organic revenue grew by 9.2%. Total costs and expenses increased $26.9 million, or 5.2%, to $540.9 million in 2008. Net income in 2008 increased $16.7 million, or 13.2%, to $142.6 million, or $1.48 per diluted share, from $126.0 million, or $1.30 per diluted share, in 2007. The effective tax rate for 2008 was 34.3% compared with 31.8% in 2007. The increase of 2.5 percentage points from 2007 primarily reflects the impact of various discrete tax items during 2007 such as a favorable change in German tax rates and the impact of an R&D tax credit initiative from 2006 that was applied to the 2007 rate.

Cash Position, Stock Buyback Activities, and Quarterly Cash Dividend:

•

As of December 31, 2008, Interactive Data had no outstanding debt and had cash, cash equivalents and marketable securities of $228.8 million. During the fourth quarter of 2008, Interactive Data spent $7.7 million to repurchase 363,500 shares of common stock at an average purchase price of $21.26 per share as part of its existing stock buyback program. Entering the first quarter of 2009, nearly 2.8 million shares remained available for repurchase under the existing stock buyback program. During the fourth quarter of 2008, Interactive Data paid $14.1 million to stockholders in connection with its regular quarterly dividend of $0.15 per share to stockholders. On December 5, 2008, Interactive Data announced that its Board of Directors has authorized a 33.3% increase in the Company’s regular quarterly dividend to $0.20 per share, commencing with the dividend to be paid on March 31, 2009 to all shareholders of record at the close of business on March 2, 2009.

Leadership Succession:

•

As part of the previously announced CEO succession process, Raymond L. D’Arcy, president of sales and marketing for Interactive Data, will succeed Stuart J. Clark as the Company’s president and chief executive officer in early March. Following this transition, Mr. Clark will serve as an advisor to the Company before retiring as planned later this summer.

•

In January 2009, Interactive Data announced that Cort J. Williams will become president of Interactive Data’s institutional sales organization when Mr. D’Arcy becomes the Company’s president and chief executive officer.

Acquisition of Majority Interest in NTT DATA Financial Corporation:

•

In December 2008, Interactive Data acquired a majority interest in NDF. Interactive Data paid approximately 2.4 billion yen (or approximately U.S. $26.7 million based on currency exchange rate at the date of acquisition) in cash to acquire 80% of NDF, which was offset by cash acquired of 938.4 million yen (or U.S. $10.4 million based on the currency exchange rate at the date of acquisition). Of the 80% interest, 64% was purchased from NTT DATA Corporation and 16% from certain minority shareholders. Interactive Data is working with NTT DATA Corporation to provide for a smooth transition of the business in Japan and to acquire the remaining equity of NDF over the coming years.

2009 Outlook

Market conditions in 2009 will remain uncertain. We anticipate that overall spending on market data and related services by customers in the financial services industry in 2009 may be influenced by various factors including delayed sales cycles, cost-containment activities, the impact of recent mergers and acquisitions, and overall economic conditions. With this as background, we are taking a cautious approach to our outlook for 2009, which is as follows:

Non-GAAP:

•	2009 organic revenue growth over 2008 (on a percentage change basis) is expected to be in the mid-single digit range.

•	2009 organic income from operations growth versus 2008 (on a percentage change basis) is expected to be in the mid-single digit range.

GAAP:

•	2009 revenue growth over 2008 (on a percentage change basis) is expected to be in the low single digit range.

•	This forecast includes an anticipated positive impact of approximately two percentage points from acquisitions completed in 2008.

•	This forecast includes a negative impact of at least five percentage points associated with changes in foreign exchange rates based on 2008 year-end rates.

•	2009 income from operations versus 2008 (on a percentage change basis) is expected to range from roughly flat to a low single digit decline.

•	This forecast includes an anticipated positive impact of approximately two percentage points from acquisitions completed in 2008.

•	This forecast includes a negative impact of approximately five percentage points associated with changes in foreign exchange rates based on 2008 year-end rates.

•	The effective 2009 annual tax rate is expected to be in the range of 35.0% to 36.0%.

•

As a result of the anticipated impact from foreign exchange, expected lower interest income and the anticipated increase in the 2009 effective annual tax rate, 2009 net income versus 2008 (on a percentage change basis) is expected to decline in the low single digit range.

•	2009 capital expenditures are expected in the range of $56.0 million to $58.0 million.

•

This forecast includes expenditures of $8.0 million to $9.0 million for leasehold improvements related to the planned relocation of our midtown New York office and the refurbishment of our European headquarters in London.

•	We expect that 50% of these leasehold improvements will be reimbursed by landlords during the year.

Conference Call Information

Interactive Data Corporation’s management will conduct a conference call on Thursday, February 19, 2009 at 11:00 a.m. Eastern Time to discuss the fourth-quarter and full-year 2008 results, related financial and statistical information, and additional business matters. The dial-in number for the conference call is (706) 679-4631 and the related access code is 81293086. A live webcast of the conference call, along with related slides, will be broadcast on the investor relations section of the Company’s Web site at www.interactivedata.com and through www.streetevents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will be available from February 19 at 2:00 p.m. until Thursday, March 5, 2009 at 2:00 p.m., and it can be accessed by dialing (706) 645-9291 or (800) 642-1687, using access code 81293086. A replay of the call, the related slides and other financial and statistical information presented on the conference call will also be available on the investor relations section of the Company’s Web site at www.interactivedata.com after the call is completed. The information on the Company’s Web site is not incorporated by reference into this press release.

Non-GAAP Information

In an effort to provide investors with additional information regarding our results on a generally accepted accounting principles (GAAP) basis, we also disclose the following non-GAAP information, which management believes provides the following useful information to investors:

•

Management refers to growth rates at constant foreign currency exchange rates so that business results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of our underlying business. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates.

•

Management includes information regarding organic revenue growth, which excludes the contribution of businesses recently acquired, related intercompany eliminations and the effects of foreign currency exchange rates because management believes that facilitating period-to-period comparisons of our organic revenue growth on a constant dollar basis better reflects actual trends. As part of determining organic growth, management refers to revenue for our Interactive Data

Pricing and Reference Data, Interactive Data Real-Time Services, Interactive Data Fixed Income Analytics, and eSignal businesses. Management uses such information for evaluating its business, and for forecasting and planning purposes. In addition, since we have historically reported revenue for these businesses to the investment community as part of our reports on Form 10-K and Form 10-Q, we believe that continuing to offer such information provides consistency in our financial reporting.

•

Management includes information regarding core total costs and expenses which excludes total costs and expenses associated with businesses recently acquired, and the effects of foreign exchange because management believes changes in our core total costs and expenses on a constant dollar basis better reflect actual trends in the core businesses.

•

Management includes information regarding core operating profit, which excludes revenue and costs and expenses associated with recently acquired businesses, intercompany eliminations and the effects of foreign exchange because management believes changes in our core operating profit on a constant dollar basis better reflect actual trends in the core businesses.

The above measures are non-GAAP financial measures and should not be considered in isolation from (and are not intended to represent an alternative measure of) revenue, total costs and expenses, earnings or cash flows provided by operating activities, each as determined in accordance with GAAP. In addition, the above measures may not be comparable to similarly titled measures reported by other companies.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act and laws. Forward-looking statements include all statements that are not historical statements and include our statements discussing our goals, beliefs, strategies, objectives, plans, future financial conditions, potential impact of customer consolidations, future challenges and opportunities. These statements include those regarding (a) our expectation that we will continue to encounter uncertain market conditions with customers likely grappling to contain or reduce costs while adapting to power trends that may require additional market data or related services, (b) our belief that Interactive Data is well positioned to navigate the current environment by working collaboratively with customers in mission-critical areas of their operations, (c) our expectation that we will deliver another year of solid organic revenue and profit growth, (d) our plans to continue making important investments in our infrastructure and delivery platforms that we believe will enable us to increase our market share globally, (e) our belief that some of our 2009 progress may be masked by anticipated negative impact of foreign exchange based on rates at 2008 year end, and (f) our statements appearing under the heading “2009 Outlook.” Our forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the impact of cost-cutting pressures across the industries we serve; (ii) consolidation of financial services companies, both within an industry and across industries, or the failure of financial services firms; (iii) a decline in activity levels in the securities markets; (iv) the intensity of competition from vendors with greater financial resources than ours and their strategic response to our services and offerings; (v) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our key facilities; (vi) our ability to maintain relationships with our key suppliers and providers of market data; (vii) our ability to maintain our relationships with service bureaus and custodian banks; (viii) new offerings by competitors or new technologies that could cause our offerings or services to become less competitive or obsolete, or we may not be able to develop new or enhanced services or offerings; (ix) new legislation or changes in government or quasi-government rules, regulations, directives or standards may reduce demand for our service or increase our expenses; (x) our ability to negotiate and enter into strategic acquisitions or alliances on favorable terms, if at all, or to realize the anticipated benefits from any strategic acquisitions or alliances that we enter into; (xi) we provide services to financial institutions that are subject to significant regulatory oversight, and any investigation of us or our customers relating to our services could be expensive, time consuming and harm our reputation; (xii) certain of our subsidiaries are subject to complex regulations and licensing requirements; (xiii) the risks of doing business internationally; (xiv) our ability to attract and retain key personnel; and (xv) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; and other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation (NYSE: IDC) is a leading global provider of financial market data, analytics and related services to financial institutions, active traders and individual investors. The Company’s businesses supply real-time market data, time-sensitive pricing, evaluations and reference data for millions of securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management and valuation activities. Through its businesses, Interactive Data Pricing and Reference Data, Interactive Data Real-Time Services, Interactive Data Fixed Income Analytics, and eSignal, the Company has approximately 2,400 employees in offices located throughout North America, Europe, Asia and Australia. The Company is headquartered in Bedford, Mass. Pearson plc (NYSE: PSO; LSE: PSON), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, is Interactive Data Corporation’s majority stockholder.

For more information about Interactive Data Corporation and its businesses, please visit www.interactivedata.com.

COMPANY CONTACTS
Investors:	Media:
Andrew Kramer	John Coffey
Director of Investor Relations	Director, Corporate and Marketing Communications
781-687-8306	781-687-8148
andrew.kramer@interactivedata.com	john.coffey@interactivedata.com

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	Change	2008	2007	Change
REVENUE	$194,092	$182,080	6.6%	$750,541	$689,610	8.8%

COSTS & EXPENSES
Cost of services*	59,901	59,259	1.1%	241,880	225,137	7.4%
Selling, general & administrative*	63,147	64,747	-2.5%	244,248	239,370	2.0%
Depreciation	7,028	6,402	9.8%	27,044	23,110	17.0%
Amortization	6,925	6,708	3.2%	27,686	26,373	5.0%

Total costs & expenses	137,001	137,116	-0.1%	540,858	513,990	5.2%

INCOME FROM OPERATIONS	57,091	44,964	27.0%	209,683	175,620	19.4%

Interest income	1,360	2,693	-49.5%	7,568	9,025	-16.1%

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	58,451	47,657	22.6%	217,251	184,645	17.7%
Income tax expense	18,322	15,773	16.2%	74,582	58,662	27.1%

NET INCOME BEFORE MINORITY INTEREST	$40,129	$31,884	25.9%	$142,669	$125,983	13.2%
Minority interest, net of taxes	(21)	—	—	(21)	—	—

NET INCOME	$40,108	$31,884	25.8%	$142,648	$125,983	13.2%

NET INCOME PER SHARE:
Basic	$0.43	$0.34	26.5%	$1.52	$1.34	13.4%
Diluted	$0.42	$0.33	27.3%	$1.48	$1.30	13.8%
Cash dividends declared per common share**	$0.20	$0.775	-74.2%	$0.65	$1.15	-43.5%

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING:
Basic	93,654	94,233	-0.6%	93,984	94,038	-0.1%
Diluted	95,627	97,563	-2.0%	96,674	97,060	-0.4%

*	Certain prior year amounts have been reclassified to conform with the current year’s presentation.
**	During the first quarter of 2008, Interactive Data paid a special dividend of $0.50 per common share and a regular quarterly dividend of $0.15 per common share. Both dividends were declared in December 2007. In addition, in November 2007, a regular quarterly dividend of $0.125 per common share was declared, which was paid in December 2007. During the third quarter of 2008, Interactive Data declared two regular quarterly dividends of $0.15 per common share, one of which was paid during the third quarter of 2008 and the other was paid during the fourth quarter of 2008. A regular quarterly dividend of $0.20 per common share was declared during the fourth quarter of 2008, which will be paid on March 31, 2009 to all shareholders of record at the close of business on March 2, 2009.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2008	December 31, 2007
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$154,162	$205,470
Marketable securities	74,616	73,465
Accounts receivable, net	109,052	112,432
Prepaid expenses and other current assets	16,039	18,523
Deferred income taxes	6,511	5,276

Total current assets	360,380	415,166

Property and equipment, net	109,210	93,832
Goodwill	550,282	554,842
Other intangible assets, net	157,723	159,869
Other assets	4,930	4,517

Total Assets	$1,182,525	$1,228,226

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable, trade	$17,011	$24,405
Accrued liabilities	85,088	84,706
Payable to affiliates	47	732
Income taxes payable	6,532	16,065
Deferred revenue	34,106	30,524
Dividends payable	18,705	61,331

Total current liabilities	161,489	217,763

Income taxes payable	11,158	7,667
Deferred tax liabilities	39,057	29,785
Other liabilities	10,418	9,487

Total Liabilities	222,122	264,702

Minority interests	596	—

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1,027	1,015
Additional paid-in capital	976,651	941,265
Treasury stock, at cost	(190,000)	(137,506)
Accumulated earnings	194,733	113,595
Accumulated other comprehensive (loss) income	(22,604)	45,155

Total Stockholders’ Equity	959,807	963,524

Total Liabilities and Stockholders’ Equity	$1,182,525	$1,228,226

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended December 31, (Unaudited)
	2008	2007
Cash flows provided by (used in) operating activities:

Net income	$142,648	$125,983
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	54,730	49,483
Excess tax benefits from stock-based compensation	(2,020)	(4,171)
Deferred income taxes	855	(8,869)
Amortization of discounts and premiums on marketable securities, net	648	590
Stock-based compensation	14,344	13,364
Minority interest, net of tax	21	—
Provision for doubtful accounts	(510)	(74)
Loss on disposition of fixed assets	325	2,332
Changes in operating assets and liabilities, net	(14,799)	5,924

NET CASH PROVIDED BY OPERATING ACTIVITIES	196,242	184,562

Cash flows used in investing activities:

Purchase of fixed assets	(45,509)	(36,809)
Acquisition of businesses, net of cash acquired	(43,666)	(24,473)
Purchase and maturities of marketable securities, net	(1,787)	(30,723)

NET CASH USED IN INVESTING ACTIVITIES	(90,962)	(92,005)

Cash flows used in financing activities:

Purchase of treasury stock	(52,494)	(31,816)
Proceeds from exercise of stock options and employee stock purchase plan	17,010	31,413
Common stock cash dividends paid	(103,596)	(47,072)
Excess tax benefits from stock based compensation	2,020	4,171

NET CASH USED IN FINANCING ACTIVITIES	(137,060)	(43,304)

Effect of exchange rates on cash	(19,528)	3,768

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(51,308)	53,021
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	205,470	152,449

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$154,162	$205,470

RECONCILIATION OF NON-GAAP MEASURES

Revenue Before Effects of Foreign Exchange, Acquisition-Related Revenue

and Intercompany Eliminations Resulting from Acquisitions*

(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	Change	2008	2007	Change
Revenue
Institutional Services:
Pricing and Reference Data	$124,505	$114,252	9.0%	$475,803	$429,420	10.8%
Real-Time Services	38,951	37,547	3.7%	152,989	139,385	9.8%
Fixed Income Analytics	8,458	8,136	4.0%	32,846	32,442	1.2%

Institutional Services total	171,914	159,935	7.5%	661,638	601,247	10.0%

Active Trader Services:
eSignal	22,178	22,145	0.1%	88,903	88,363	0.6%

Active Trader Services total	22,178	22,145	0.1%	88,903	88,363	0.6%

Total revenue	194,092	182,080	6.6%	750,541	689,610	8.8%

Effects of foreign exchange
Institutional Services:
Pricing and Reference Data	8,013	—	—	8,240	—	—
Real-Time Services	4,673	—	—	446	—	—
Fixed Income Analytics	29	—	—	35	—	—

Institutional Services total	12,715		—	8,721		—

Active Trader Services:
eSignal	641	—	—	604	—	—

Active Trader Services total	641	—	—	604	—	—

Total effects of foreign exchange	13,356	—	—	9,325	—	—

Non-GAAP revenue before effects of foreign exchange	207,448	182,080	13.9%	759,866	689,610	10.2%

Acquisition-related revenue
Acquisition-related revenue—NTT DATA Financial	(485)	—	—	(485)	—	—
Acquisition-related revenue—Kler’s	(1,818)	—	—	(3,132)	—	—
Acquisition-related revenue—Xcitek Market Data	—	—	—	(3,058)	—	—

Total effects of acquisition-related revenue	(2,303)	—	—	(6,675)	—	—

Non-GAAP revenue before effects of foreign exchange and acquisition-related revenue	205,145	182,080	12.7%	753,191	689,610	9.2%

Intercompany eliminations resulting from Xcitek Market Data acquisition	—	—	—	—	(76)	—

Non-GAAP revenue before above factors*	$205,145	$182,080	12.7%	$753,191	$689,534	9.2%

*	Also referred to in this news release as organic revenue

RECONCILIATION OF NON-GAAP MEASURES (CONTINUED)

Interactive Data Pricing and Reference Data Revenue

Before Effects of Foreign Exchange, Acquisition-Related Revenue

and Intercompany Eliminations Resulting from Acquisitions

(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	Change	2008	2007	Change
Interactive Data Pricing and Reference Data revenue	$124,505	$114,252	9.0%	$475,803	$429,420	10.8%
Effects of foreign exchange	8,013	—	—	8,240	—	—

	132,518	114,252	16.0%	484,043	429,420	12.7%
Acquisition-related revenue—NTT DATA Financial	(485)	—	—	(485)	—	—
Acquisition-related revenue—Kler’s	(1,818)	—	—	(3,132)	—	—
Acquisition-related revenue—Xcitek Market Data	—	—	—	(3,058)	—	—
Intercompany eliminations resulting from Xcitek Market Data acquisition	—	—	—	—	(76)	—

Non-GAAP revenue before above factors	$130,215	$114,252	14.0%	$477,368	$429,344	11.2%

Interactive Data Real-Time Services Revenue

Before Effects of Foreign Exchange

(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	Change	2008	2007	Change
Interactive Data Real-Time Services revenue	$38,951	$37,547	3.7%	$152,989	$139,385	9.8%
Effects of foreign exchange	4,673	—	—	446	—	—

Non-GAAP revenue before effects of foreign exchange	$43,624	$37,547	16.2%	$153,435	$139,385	10.1%

Interactive Data Fixed Income Analytics Revenue

Before Effects of Foreign Exchange

(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	Change	2008	2007	Change
Interactive Data Fixed Income Analytics revenue	$8,458	$8,136	4.0%	$32,846	$32,442	1.2%
Effects of foreign exchange	29	—	—	35	—	—

Non-GAAP revenue before effects of foreign exchange	$8,487	$8,136	4.3%	$32,881	$32,442	1.4%

eSignal Revenue

Before Effects of Foreign Exchange

(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	Change	2008	2007	Change
eSignal revenue	$22,178	$22,145	0.1%	$88,903	$88,363	0.6%
Effects of foreign exchange	641	—	—	604	—	—

Non-GAAP revenue before effects of foreign exchange	$22,819	$22,145	3.0%	$89,507	$88,363	1.3%

RECONCILIATION OF NON-GAAP MEASURES (CONTINUED)

Revenue by Geography Before Effects of Foreign Exchange and Acquisitions

(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	Change	2008	2007	Change
Revenue by Geography
North America	$138,224	$127,732	8.2%	$529,586	$489,185	8.3%
Europe	51,215	50,231	2.0%	202,554	185,225	9.4%
Asia-Pacific	4,653	4,117	13.0%	18,401	15,200	21.1%

Total revenue	$194,092	$182,080	6.6%	$750,541	$689,610	8.8%

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	Change	2008	2007	Change
Revenue by Geography as a percentage of revenue
North America	71.2%	70.2%	1.1%	70.6%	70.9%	-0.4%
Europe	26.4%	27.6%	-1.2%	27.0%	26.9%	0.1%
Asia-Pacific	2.4%	2.3%	0.1%	2.5%	2.2%	0.2%

Total revenue	100.0%	100.0%	0.0%	100.0%	100.0%	0.0%

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	Change	2008	2007	Change
Revenue—North America	$138,224	$127,732	8.2%	$529,586	$489,185	8.3%
Acquisition-related revenue – Xcitek Market Data	—	—	—	(3,058)	—	—
Intercompany eliminations resulting from Xcitek Market Data acquisition	—	—	—	—	(76)	—

Non-GAAP revenue before effects of foreign exchange	$138,224	$127,732	8.2%	$526,528	$489,109	7.7%

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	Change	2008	2007	Change
Revenue—Europe	$51,215	$50,231	2.0%	$202,554	$185,225	9.4%
Effects of foreign exchange	12,474	—	—	9,444	—	—

	63,689	50,231	26.8%	211,998	185,225	14.5%
Acquisition-related revenue—Kler’s	(1,818)	—	—	(3,132)	—	—

Non-GAAP revenue before effects of foreign exchange	$61,871	$50,231	23.2%	$208,866	$185,225	12.8%

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	Change	2008	2007	Change
Revenue—Asia Pacific	$4,653	$4,117	13.0%	$18,401	$15,200	21.1%
Effects of foreign exchange	882	—	—	(119)	—	—

	5,535	4,117	34.4%	18,282	15,200	20.3%
Acquisition-related revenue—NTT DATA Financial	(485)	—	—	(485)	—	—

Non-GAAP revenue before effects of foreign exchange	$5,050	$4,117	22.7%	$17,797	$15,200	17.1%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

Total Costs and Expenses Before Effects of Acquisition-Related

Total Costs and Expenses, and Foreign Exchange

(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	Change	2008	2007	Change
Total costs & expenses	$137,001	$137,116	-0.1%	$540,858	$513,990	5.2%

Effects of foreign exchange	9,382	—	—	4,453	—	—

Total costs & expenses before the effects of foreign exchange	146,383	137,116	6.8%	545,311	513,990	6.1%

Effects of foreign exchange on revaluation of overseas bank balances	273	312	—	5,102	216	—

Total costs & expenses before all foreign exchange-related items	146,656	137,428	6.7%	550,413	514,206	7.0%

Acquisition-related costs & expenses
Total costs & expenses – NTT DATA Financial	(387)	—	—	(387)	—	—
Total costs & expenses – Kler’s	(1,100)	—	—	(1,769)	—	—
Total costs & expenses – Xcitek Market Data	—	—	—	(1,849)	—	—

	(1,487)	—	—	(4,005)	—	—

Non-GAAP total costs & expenses before above factors	$145,169	$137,428	5.6%	$546,408	$514,206	6.3%

Operating Profit* Before Effects of Acquisitions and Foreign Exchange

(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	Change	2008	2007	Change
Non-GAAP revenue before above factors	$205,145	$182,080	12.7%	$753,191	$689,534	9.2%

Non-GAAP total costs and expenses before above factors	145,169	137,428	5.6%	546,408	514,206	6.3%

Non-GAAP operating profit from core businesses	$59,976	$44,652	34.3%	$206,783	$175,328	17.9%

*	Also referred to in this news release as organic income from operations

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

2009 OUTLOOK

GAAP Revenue to Organic (non-GAAP) Revenue

•	2009 revenue growth over 2008 (on a percentage change basis) is expected to be in the low single digit range.

•	This forecast includes an anticipated positive impact of approximately two percentage points from acquisitions completed in 2008.

•	This forecast includes a negative impact of at least five percentage points associated with changes in foreign exchange rates based on 2008 year-end rates.

•	Excluding the above factors, 2009 organic (non-GAAP) revenue growth over 2008 (on a percentage change basis) is expected to be in the mid-single digit range.

GAAP Income from Operations to Organic (non-GAAP) Income from Operations

•	2009 income from operations versus 2008 (on a percentage change basis) is expected to range from roughly flat to a low single digit decline.

•	This forecast includes an anticipated positive impact of approximately two percentage points from acquisitions completed in 2008.

•	This forecast includes a negative impact of approximately five percentage points associated with changes in foreign exchange rates based on 2008 year-end rates.

•	Excluding the above factors, 2009 organic (non-GAAP) income from operations growth versus 2008 (on a percentage change basis) is expected to be in the mid-single digit range.

•

It is not yet possible to quantify the magnitude of changes that are likely to impact organic (non-GAAP) income from operations from the effects of foreign exchange rate changes on overseas monetary assets.

SUPPLEMENTARY DATA

eSignal Direct Terminal Subscriptions

eSignal’s direct subscription terminals have been restated to reflect the reclassification of certain product sales that had been inadvertently included as direct terminal subscriptions in prior quarters:

Quarterly History 2006 through 2008

March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
60,809	59,048	58,137	54,870

March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
61,066	60,589	61,297	61,347

March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
61,096	60,944	61,029	60,951